ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20110503173-93
Ross Miller Secretary of State State of Nevada	Filing Date and Time 07/07/2011 2:00 PM
	Entity Number C14826-2000

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

nFinanSe Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

ARTICLE II. SHARES: The number of shares the corporation is authorized to issue is:

(i) 250,000,000 shares of common stock with a par value of $0.001 per share; and

(ii) 35,000,000 shares of preferred stock with a par value of $0.001 per share. The corporation may issue one or more series of preferred stock with such designations, rights, preferences, limitations and/or restrictions as it should determine by vote of a majority of the corporation's board of directors. The preferred shares may have special rights and preferences which may include special voting rights, special rights with respect to the payment of dividends, conversion rights, rights of redemption, sinking funds, and special rights in the event of liquidation, as the corporation's board of directors may determine. These rights and preferences will be determined by the corporation's board of directors at the time of issue.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: majority of stockholders.

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X R. P. Springer

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.